Exhibit 10.1

Amendment #1 to the Employment Agreement
Between Humam Sakhnini and Activision Blizzard, Inc.

This Amendment #1 to the Employment Agreement (“Amendment #1”) is effective as of the date signed by the Employer, by and between Humam Sakhnini (“Employee” or “you”) and Activision Blizzard, Inc. (“Activision Blizzard” or the “Employer,” and, together with its subsidiaries, the “Activision Blizzard Group”).  All capitalized terms shall have the same meaning set forth in the Employment Agreement (as defined below).

RECITALS:

Employee and Employer entered into an Employment Agreement dated as of January 9, 2012, (the “Employment Agreement”).  Employee and Employer desire to amend the Employment Agreement in certain respects as set forth herein.

AGREEMENT:

The parties hereby agree to amend the terms of the Employment Agreement.  Except as specifically set forth in this Amendment #1, the Employment Agreement shall remain unmodified and in full force and effect.  If any term or provision of the Employment Agreement is contradictory to, or inconsistent with, any term or provision of this Amendment #1, then the terms of this Amendment #1 shall in all events control.  The amended terms are as follows:

1.                                      Term of Employment.  In Section 1(a), the entire paragraph is deleted and replaced with the following: “The term of your employment under this Agreement (the “Term”) shall commence on February 1, 2012 (the “Effective Date”) and shall end on March 31, 2017 (the “Expiration Date”) (or such earlier date on which your employment is terminated under Section 9).  The Employer shall once have the option to extend the Term by up to one year by notifying you in writing of its intent to do so at least six (6) months prior to the original Expiration Date.  The final date of any such extended Term shall thereafter be referred to as the “Expiration Date” for purposes of this Agreement and the Term shall end on such date (or such earlier date on which your employment is terminated).  Except as set forth in Section 11(s), upon the Expiration Date (or such earlier date on which your employment is terminated) all obligations and rights under this Agreement shall immediately lapse.”

2.                                      Compensation.  In Section 2(b), the entire paragraph is deleted and replaced with the following:  “Commencing March 1, 2015, you shall receive a base salary (“Base Salary”) of $700,000, which shall be paid in accordance with the Employer’s payroll policies.  Beginning in 2016, your Base Salary shall be reviewed periodically and may be increased by an amount determined by the Employer, in its sole and absolute discretion.”

3.                                      Compensation.  Section 2(e) is hereby added to the Employment Agreement and shall read as follows:

“(e)                            Subject to the approval of the Compensation Committee, Activision Blizzard shall grant to you equity awards with a total target grant value of $3,250,000 (and a total grant value of $3,737,500 if the 2014 Maximum PSU Grant Value (as defined below) were achieved) as follows:

(i)                                     Activision Blizzard shall grant to you non-qualified stock options to purchase shares of Activision Blizzard’s common stock with a total grant value of approximately $1,300,000 (the “2014 Options”).  The actual number of stock options awarded to you on the grant date shall be determined based on the official closing price of Activision Blizzard’s common stock on the effective date of the grant, as reported by NASDAQ (the “Grant Date Price”), and an applicable binomial factor selected by the company.  The number of stock options awarded shall be rounded to the nearest whole number, and Activision Blizzard retains the discretion to modify the methodology for such calculations as needed.  The 2014 Options shall be awarded with an exercise price that is equal to the Grant Date Price.  Finally, two-thirds of the 2014 Options shall vest on March 30, 2017, and one-third of the 2014 Options shall vest on March 30, 2018, in each case, subject to your remaining employed by the Activision Blizzard Group through the applicable vesting date.

(ii)                                  Activision Blizzard shall grant to you performance-vesting restricted share units which represent the conditional right to receive shares of Activision Blizzard’s common stock (the “2014 Performance Share Units”), with a target value at the time of grant of approximately $1,950,000 (the “2014 Target PSU Grant Value”).  The actual number of 2014 Performance Share Units awarded to you on the grant date shall be equal to the 2014 Target PSU Grant Value divided by the Grant Date Price (it being recognized that if the maximum performance objectives are met for all of the 2014 Performance Share Units, the value of the shares received upon vesting for all of the 2014 Performance Share Units would have been $2,437,500 at the time of grant of the 2014 Performance Share Units, representing 125% of the 2014 Target PSU Grant Value (the “2014 Maximum PSU Grant Value”).  The number of 2014 Performance Share Units awarded shall be rounded to the nearest whole number and shall be determined by the Compensation Committee in its sole discretion, and Activision Blizzard retains the discretion to modify the methodology for such calculations as needed.  Subject to your remaining employed by the Activision Blizzard Group through the applicable vesting dates, the actual number of shares of Activision Blizzard’s common stock (“Shares”) that shall be received on each of the applicable vesting dates is determined as follows:

a.              One-third of the 2014 Performance Share Units (the “First Tranche 2014 Performance Share Units”) shall vest on March 30, 2017, if, and only if, the Compensation Committee determines that non-GAAP operating income (“2015 OI”) for Activision Blizzard is 85% or more of the annual operating plan operating income objective established by the Board of Directors (the “2015 AOP

OI Objective”) for Activision Blizzard (the “2015 Performance Objective”) for 2015.  If the 2015 OI is less than 85% of the 2015 AOP OI Objective, then the First Tranche 2014 Performance Share Units will not vest and shall be forfeited.  If the 2015 OI is 85% or more of the 2015 AOP OI Objective, the number of Shares that shall be received with regard to the First Tranche 2014 Performance Share Units on the applicable vesting date shall be equal to the product of:  (1) the number of First Tranche 2014 Performance Share Units; and (2) the ratio of the 2015 OI to the 2015 AOP OI Objective, up to a maximum of 125%.

b.              One-third of the 2014 Performance Share Units (the “Second Tranche 2014 Performance Share Units”) shall vest on March 30, 2017, if, and only if, the Compensation Committee determines that non-GAAP operating income (“2016 OI”) for Activision Blizzard is 85% or more of the annual operating plan operating income objective established by the Board of Directors (the “2016 AOP OI Objective”) for Activision Blizzard (the “2016 Performance Objective”) for 2016.  If the 2016 OI is less than 85% of the 2016 AOP OI Objective, then the Second Tranche 2014 Performance Share Units will not vest and shall be forfeited.  If the 2016 OI is 85% or more of the 2016 AOP OI Objective, the number of Shares that shall be received with regard to the Second Tranche 2014 Performance Share Units on the applicable vesting date shall be equal to the product of:  (1) the number of Second Tranche 2014 Performance Share Units; and (2) the ratio of the 2016 OI to the 2016 AOP OI Objective, up to a maximum of 125%.

c.               One-third of the 2014 Performance Share Units (the “Third Tranche 2014 Performance Share Units”) shall vest on March 30, 2018, if, and only if, the Compensation Committee determines that non-GAAP operating income (“2017 OI”) for Activision Blizzard is 85% or more than the annual operating plan operating income objective established by the Board of Directors (“2017 AOP OI Objective”) for Activision Blizzard (the “2017 Performance Objective”) for 2017.  If the 2017 OI is less than 85% of the 2017 AOP OI Objective, then the Third Tranche 2014 Performance Share Units will not vest and shall be forfeited.  If the 2017 OI is 85% or more of the 2017 AOP OI Objective, the number of Shares that shall be received with regard to the Third Tranche 2014 Performance Share Units on the applicable vesting date shall be equal to the product of:  (1) the number of Third Tranche 2014 Performance Share Units; and (2) the ratio of the 2017 OI to the 2017 AOP OI Objective, up to a maximum of 125%.

Collectively, the 2014 Options and the 2014 Performance Share Units shall be referred to as the “2014 Equity Awards”.  You acknowledge that the grant of 2014 Equity Awards pursuant to this

Section 2(e) is expressly conditioned upon approval by the Compensation Committee and that the Compensation Committee has discretion to approve or disapprove the grants and/or to determine and make modifications to the terms of the grants.  The 2014 Equity Awards shall be subject to all terms of the equity incentive plan pursuant to which they are granted (the “Incentive Plan”), the Employer’s Executive Stock Ownership Guidelines (including, but not limited to, all of the limitations on equity awards described therein) which are attached as Exhibit B, and Activision Blizzard’s standard forms of award agreement.  In the event of a conflict between this Agreement and the terms of the Incentive Plan or award agreements, the Incentive Plan or the award agreements, as applicable, shall govern.  These Equity Awards, if and when approved by the Compensation Committee, shall be in addition to any previous equity incentive awards made to you.”

4.                                      Entire Agreement.  In Section 11(a), the first sentence is deleted and replaced with the following: “This Agreement, the Proprietary Information Agreement, and the Activision Blizzard Group Dispute Resolution Agreement (the “Dispute Resolution Agreement”, as referenced in Section 11(k) below), supersede all prior or contemporaneous agreements and statements, whether written or oral, concerning the terms of your employment with the Activision Blizzard Group, and no amendment or modification of these agreements shall be binding unless it is set forth in a writing signed by both the Employer and you.”

5.                                      Arbitration.  Section 11(k) is deleted and replaced with the following:  “Except as otherwise provided in this Agreement, both parties agree that any dispute or controversy between them will be settled by final and binding arbitration pursuant to the terms of the Dispute Resolution Agreement (attached hereto as Exhibit C).”

AGREED AND ACCEPTED:

Employer		Employee

ACTIVISION BLIZZARD, INC.

By:	/s/ Chris B. Walther	/s/ Human Sakhnini
	Chris B. Walther	Humam Sakhnini
Chief Legal Officer

Date:	10/30/14	Date:	10/20/14

Exhibit B

Executive Stock Ownership Guidelines

Exhibit C

Dispute Resolution Agreement